Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AAR CORP.:

We consent to the incorporation by reference in the registration statements (Nos. 333-214445, 333-191915, 333-152594, 333-26093, and 333-219376) on Form S-8 of AAR CORP. of our reports dated July 21, 2020, with respect to the consolidated balance sheets of AAR CORP. and subsidiaries (the Company) as of May 31, 2020 and 2019, the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended May 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of May 31, 2020, which reports appear in the May 31, 2020 annual report on Form 10-K of AAR CORP.

Our report dated July 21, 2020, on the consolidated financial statements, refers to the Company’s change in its method of accounting for leases effective June 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases, and its method of accounting for revenue recognition as of June 1, 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Chicago, Illinois
July 21, 2020